Giles R. Peatfield, Ph.D., P.Eng.
Consulting Geologist
104-325 Howe Street
Vancouver, B.C. V6C 1Z7
Telephone: (604) 685-3441 Telecopier:
(604) 681-9855

07 April 1997



CONSULTING ENGINEER'S CONSENT




The Board of Directors
Silverado Mines Ltd.
505-1111 West Georgia Street
Vancouver, British Columbia
V6E 4M3


Gentlemen:

   I hereby consent to the inclusion of my geological reports determining a valuation of the Eagle Creek Mineral Property in the Fairbanks Mining District of Alaska, USA, including all related letters, attachments and appendices to those reports, in the Registration Statement to be filed by Silverado Mines Ltd.




Your very truly,


/s/ G.R. Peatfield
-----------------------
Giles R. Peatfield,
Ph.D., P.Eng.